Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-220487 and 333-233767) and Form S-8 (File Nos. 333-215382 and 333-233346) of our report dated March 7, 2019 with respect to the audited consolidated financial statements of NeuBase Therapeutics, Inc. as of September 30, 2018 and for the period from August 28, 2018 (inception) to September 30, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 10, 2020